News Release

For Immediate Release:	For More Information, Contact:
April 28, 2020	Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $18.2 million, or $0.62 per diluted common share, for the three months ended March 31, 2020, a decrease of 17.3% in earnings per share from the $22.3 million, or $0.75 per diluted common share, recorded in the first quarter of 2019.

The decrease in earnings was primarily due an increase in the provision for loan losses, which amounted to $5.6 million for the three months ended March 31, 2020 compared to $0.5 million in the first quarter of 2019. The 2020 amount reflects approximately $4.3 million in provision related to COVID-19. As permitted by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Company elected to defer the implementation of the Current Expected Credit Loss (CECL) methodology. Accordingly, the Company's provision for loan losses for the first quarter of 2020 is based on the limited information available and the conditions that existed at March 31, 2020 related to COVID-19, according to the pre-CECL incurred loss methodology for determining loan losses. See further discussion below.

Additional COVID-19 Related Impact

The impact of COVID-19 is evolving rapidly and its future effects are uncertain at this time. The actual impact will depend on many factors beyond our Company’s control. However, the Company is taking every step to protect the health and safety of its employees and customers and to work with its customers experiencing economic hardship resulting from the pandemic. The Company has the majority of non-branch personnel working remotely. Branch lobbies are currently closed, but the Company is servicing clients smoothly through its on-line banking capabilities, drive through facilities and ATMs, or by appointment.

The Company remains active in reaching out to customers and has taken many measures to provide relief and support where reasonably possible. Subsequent to quarter end and through April 23, 2020, the Company approved 1,995 loans totaling $208 million to small businesses through the SBA’s Paycheck Protection Program. The Company also initiated an option for borrowers in good-standing to defer interest payments on their loans for 90 days. As of April 23, 2020, the Company had deferred loan payments on 1,062 loans totaling $506 million.

The Company will continue to provide fast and flexible responses to the quickly changing circumstances and is confident it will navigate successfully through these trying times.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2020 was $54.8 million, a 2.6% increase from the $53.4 million recorded in the first quarter of 2019. The increase in net interest income was primarily due to growth in interest-

earning assets, which have increased by approximately 4% over the past year, but was partially offset by a lower net interest margin.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the first quarter of 2020 was 3.96%, which was 10 basis points lower than the 4.06% realized in the first quarter of 2019. The lower margin was primarily due to the impact of lower interest rates. Since August 2019, the Federal Reserve Board has decreased interest rates by 225 basis points, which resulted in asset yields declining by 20 basis points from the first quarter of 2019, while the Company's cost of funds declined by 10 basis points.

In comparing the first quarter of 2020 to the fourth quarter of 2019, asset yields declined by 3 basis points while the cost of funds declined by 7 basis points, which resulted in the Company's net interest margin increasing by three basis points, from 3.93% in the fourth quarter of 2019 to 3.96% in the first quarter of 2020. In each of these quarters, the Company recorded prepayment fees and interest recoveries that positively impacted the net interest margin by 4-5 basis points.

Provision for Loan Losses and Asset Quality

As previously noted, the Company deferred implementation of CECL and recorded a provision for loan losses of $5.6 million in the first quarter of 2020 compared to a provision for loan losses of $0.5 million in the first quarter of 2019. The 2020 amount reflects approximately $4.3 million in provision related to COVID-19 and was based on the limited information available and the conditions that existed at March 31, 2020 related to COVID-19, according to the pre-CECL incurred loss methodology for determining loan losses.

In determining the COVID-19 related provision, the Company reviewed deferrals that had been requested from borrowers and also reviewed the industries most at risk from the immediate impact of the shutdown. In this analysis, the Company identified approximately $553 million of loans to the following industries: hotels, restaurants, retail stores, travel accommodations, child care facilities, arts and entertainment, barber shops and beauty salons, car and boat dealers, and mini-storage facilities, as well as all credit cards. Existing risk grades were adjusted downwards for each of the loans in these industries and historical loss rates were applied.

The Company is prepared for CECL implementation but elected to defer its effective date, as permitted by the CARES Act, because of the challenges associated with developing a reliable forecast of losses that may result from the unprecedented COVID-19 pandemic. The Company continues to update its CECL model, which is significantly impacted by forecasted economic conditions. The Company subscribes to Moody's for economic forecasts for use in its CECL model. Using the Moody's "Baseline" scenario as of April 1, 2020, which reflected early estimates of the impact of COVID-19 on economic statistics, the Company would have likely recorded approximately a $20 million provision for loan losses for the first quarter of 2020 compared to the $5.6 million reported. Using the Moody's "Baseline" scenario that was released on April 17, 2020 and which reflected updated estimates of the impact of COVID-19 on economic statistics, the Company would have likely recorded approximately a $43 million provision for loan losses in the first quarter of 2020. These estimated amounts exclude the initial January 1, 2020 adjustment to the allowance for loan losses and shareholders' equity upon the initial adoption of CECL of approximately $22 million.

Total net charge-offs for the first quarter of 2020 amounted to $2.5 million, or 0.22% of average loans, compared to net charge-offs of $0.4 million, or 0.04% of average loans, in the first quarter of 2019. Approximately $1.7 million of the first quarter charge-offs had been previously specifically reserved for at December 31, 2019. Total nonperforming assets amounted to $38.3 million at March 31, 2020 compared to $39.5 million a year earlier.

Noninterest Income

Total noninterest income was $13.7 million and $14.1 million for the three months ended March 31, 2020 and 2019, respectively.

The line item "Other service charges, commissions, and fees" includes $0.5 million of impairment of the Company's SBA servicing asset due to the lower fair value of that asset resulting from market conditions at March 31, 2020. Fees from presold mortgages amounted to $1.8 million for the first quarter of 2020 compared to $0.5 million in the first quarter of 2019, with the increase being primarily due to lower interest rates that resulted in increases in mortgage loan volume.

SBA loan sale gains amounted to $0.6 million for the first quarter of 2020 compared to $2.1 million in the first quarter of 2019. The Company had intended to sell an additional $18.4 million of SBA loans in the first quarter of 2020, however sales scheduled to occur in late March did not occur due to market conditions. Accordingly, the Company has reflected those loans as "held for sale" in the accompanying Balance Sheet.

Noninterest Expenses

Noninterest expenses amounted to $40.1 million in the first quarter of 2020 compared to $38.8 million recorded in the first quarter of 2019, an increase of 3.4%.

Income Taxes

The Company’s effective tax rate was 20.3% for the first quarter of 2020, compared to 20.9% in the first quarter of 2019.

Balance Sheet and Capital

Total assets at March 31, 2020 amounted to $6.4 billion, a 5.4% increase from a year earlier. Loan growth for the three months ended March 31, 2020 amounted to $99.2 million, or 9.0% annualized, and deposit growth amounted to $113.6 million, or 9.3% annualized.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at March 31, 2020 of 14.30%, an increase from the 14.21% reported at March 31, 2019. The Company’s tangible common equity to tangible assets ratio was 10.00% at March 31, 2020, an increase of 79 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “Our immediate focus is providing excellent service for our customers during the current pandemic and our team has done an outstanding job. I am proud of our hard working associates who have gone above and beyond. I am also pleased that the Company has a strong balance sheet and solid profitability that positions us well during this unprecedented pandemic and beyond. We wish our customers and communities well during these extraordinary times."

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the first quarter of 2020:

•
On March 13, 2020, the Company announced a quarterly cash dividend of $0.18 per share payable on April 24, 2020 to shareholders of record on March 31, 2020. This dividend rate represents a 50% increase over the dividend rate declared in the first quarter of 2019.

•
During the first quarter of 2020, the Company repurchased 576,406 shares of its common stock valued at $20 million, at an average stock price of $34.70 per share. The Company suspended share repurchases in March 2020 for the foreseeable future.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $6.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2020	2019	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$55,297	53,960
Interest on investment securities	5,638	5,074
Other interest income	1,098	2,701
Total interest income	62,033	61,735	0.5%
Interest expense
Interest on deposits	5,773	5,577
Interest on borrowings	1,501	2,797
Total interest expense	7,274	8,374	(13.1)%
Net interest income	54,759	53,361	2.6%
Total provision for loan losses	5,590	500	1,018.0%
Net interest income after provision for loan losses	49,169	52,861	(7.0)%
Noninterest income
Service charges on deposit accounts	3,337	2,945
Other service charges, commissions, and fees	4,069	4,506
Fees from presold mortgage loans	1,841	545
Commissions from sales of insurance and financial products	2,068	2,029
SBA consulting fees	1,027	1,263
SBA loan sale gains	647	2,062
Bank-owned life insurance income	642	646
Other gains (losses), net	74	82
Total noninterest income	13,705	14,078	(2.6)%
Noninterest expenses
Salaries expense	20,110	18,965
Employee benefit expense	4,547	4,588
Occupancy and equipment related expense	4,103	4,123
Merger and acquisition expenses	—	110
Intangibles amortization expense	1,055	1,332
Foreclosed property gains (losses), net	159	245
Other operating expenses	10,102	9,411
Total noninterest expenses	40,076	38,774	3.4%
Income before income taxes	22,798	28,165	(19.1)%
Income tax expense	4,618	5,880	(21.5)%
Net income	$18,180	22,285	(18.4)%

Earnings per common share - diluted	$0.62	0.75	(17.3)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$54,759	53,361
Tax-equivalent adjustment (1)	334	424
Net interest income, tax-equivalent	$55,093	53,785	2.4%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2020	2019
Return on average assets (1)	1.18%	1.52%
Return on average common equity (2)	8.52%	11.66%
Net interest margin - tax-equivalent (3)	3.96%	4.06%
Net charge-offs to average loans	0.22%	0.04%

COMMON SHARE DATA
Cash dividends declared - common	$0.18	0.12
Stated book value - common	29.69	26.50
Tangible book value - common	21.09	17.94
Common shares outstanding at end of period	29,040,827	29,746,455
Weighted average shares outstanding - diluted	29,399,114	29,743,395

CAPITAL RATIOS
Tangible common equity to tangible assets	10.00%	9.21%
Common equity tier I capital ratio - estimated	12.68%	12.51%
Tier I leverage ratio - estimated	11.05%	10.68%
Tier I risk-based capital ratio - estimated	13.77%	13.72%
Total risk-based capital ratio - estimated	14.30%	14.21%

AVERAGE BALANCES ($ in thousands)
Total assets	$6,183,098	5,945,049
Loans	4,512,893	4,280,272
Earning assets	5,595,734	5,372,766
Deposits	4,950,199	4,704,231
Interest-bearing liabilities	3,739,467	3,773,714
Shareholders’ equity	858,592	775,059

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
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TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Net interest income - tax-equivalent (1)	$55,093	55,038	54,191	54,832	53,785
Taxable equivalent adjustment (1)	334	382	413	423	424
Net interest income	54,759	54,656	53,778	54,409	53,361
Provision (reversal) for loan losses	5,590	3,176	(1,105)	(308)	500
Noninterest income	13,705	14,662	15,156	15,634	14,078
Noninterest expense	40,076	39,891	38,446	40,084	38,774
Income before income taxes	22,798	26,251	31,593	30,267	28,165
Income tax expense	4,618	5,368	6,574	6,408	5,880
Net income	18,180	20,883	25,019	23,859	22,285

Earnings per common share - diluted	0.62	0.71	0.84	0.80	0.75

Cash dividends declared per share	0.18	0.18	0.12	0.12	0.12
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Mar. 31, 2020	At Dec. 31, 2019	At Mar. 31, 2019	One Year Change
Assets
Cash and due from banks	$93,666	64,519	80,620	16.2%
Interest-bearing deposits with banks	282,683	166,783	366,187	(22.8)%
Total cash and cash equivalents	376,349	231,302	446,807	(15.8)%

Investment securities	867,773	889,877	730,512	18.8%
Presold mortgages	14,861	19,712	3,318	347.9%
SBA loans held for sale	18,449	—	—	n/m

Total loans	4,552,708	4,453,466	4,303,787	5.8%
Allowance for loan losses	(24,498)	(21,398)	(21,095)	16.1%
Net loans	4,528,210	4,432,068	4,282,692	5.7%

Premises and equipment	113,669	114,859	118,740	(4.3)%
Operating right-of-use lease assets	19,347	19,669	18,985	1.9%
Intangible assets	249,829	251,585	254,449	(1.8)%
Foreclosed real estate	3,487	3,873	6,390	(45.4)%
Bank-owned life insurance	105,083	104,441	102,524	2.5%
Other assets	79,001	76,253	85,831	(8.0)%
Total assets	$6,376,058	6,143,639	6,050,248	5.4%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$1,580,849	1,515,977	1,390,516	13.7%
Interest-bearing checking accounts	922,985	912,784	922,254	0.1%
Money market accounts	1,224,414	1,173,107	1,079,002	13.5%
Savings accounts	431,377	424,415	417,812	3.2%
Brokered deposits	85,642	86,141	216,616	(60.5)%
Internet time deposits	698	698	3,428	(79.6)%
Other time deposits > $100,000	553,422	563,108	506,148	9.3%
Other time deposits	245,601	255,125	261,462	(6.1)%
Total deposits	5,044,988	4,931,355	4,797,238	5.2%

Borrowings	402,185	300,671	406,125	(1.0)%
Operating lease liabilities	19,578	19,855	18,976	3.2%
Other liabilities	47,109	39,357	39,770	18.5%
Total liabilities	5,513,860	5,291,238	5,262,109	4.8%

Shareholders’ equity
Common stock	410,236	429,514	434,948	(5.7)%
Retained earnings	430,709	417,764	360,455	19.5%
Stock in rabbi trust assumed in acquisition	(2,602)	(2,587)	(3,245)	(19.8)%
Rabbi trust obligation	2,602	2,587	3,245	(19.8)%
Accumulated other comprehensive income (loss)	21,253	5,123	(7,264)	(392.6)%
Total shareholders’ equity	862,198	852,401	788,139	9.4%
Total liabilities and shareholders’ equity	$6,376,058	6,143,639	6,050,248	5.4%

First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Yield on loans	4.93%	5.03%	5.02%	5.16%	5.11%
Yield on securities	2.65%	2.64%	2.74%	2.81%	2.95%
Yield on other earning assets	1.95%	1.91%	2.42%	2.51%	2.77%
Yield on all interest-earning assets	4.46%	4.49%	4.55%	4.67%	4.66%

Rate on interest bearing deposits	0.68%	0.76%	0.77%	0.75%	0.67%
Rate on other interest-bearing liabilities	1.91%	2.31%	2.65%	2.83%	2.79%
Rate on all interest-bearing liabilities	0.78%	0.89%	0.93%	0.93%	0.90%
Total cost of funds	0.56%	0.63%	0.66%	0.67%	0.66%

Net interest margin (1)	3.94%	3.90%	3.92%	4.03%	4.03%

Net interest margin - tax-equivalent (2)	3.96%	3.93%	3.95%	4.06%	4.06%

Average prime rate	4.42%	4.83%	5.27%	5.50%	5.50%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Interest income - increased by accretion of loan discount on acquired loans	$1,241	1,161	959	1,336	1,132
Interest income - increased by accretion of loan discount on retained portions of SBA loans	600	340	365	394	287
Interest expense - reduced by premium amortization of deposits	31	38	44	50	58
Interest expense - increased by discount accretion of borrowings	(45)	(45)	(46)	(45)	(45)
Impact on net interest income	$1,827	1,494	1,322	1,735	1,432

First Bancorp and Subsidiaries Financial Summary - Page 5

ASSET QUALITY DATA ($ in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Nonperforming assets
Nonaccrual loans	$25,066	24,866	19,720	17,375	20,684
Troubled debt restructurings - accruing	9,747	9,053	9,566	11,890	12,457
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	34,813	33,919	29,286	29,265	33,141
Foreclosed real estate	3,487	3,873	4,589	5,107	6,390
Total nonperforming assets	$38,300	37,792	33,875	34,372	39,531
Purchased credit impaired loans not included above (1)	$9,839	12,664	13,798	14,175	15,867
Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	0.22%	0.09%	0.04%	—%	0.04%
Nonperforming loans to total loans	0.76%	0.76%	0.67%	0.67%	0.77%
Nonperforming assets to total assets	0.60%	0.62%	0.56%	0.57%	0.65%
Allowance for loan losses to total loans	0.54%	0.48%	0.44%	0.48%	0.49%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Net interest income, as reported	$54,759	54,656	53,778	54,409	53,361
Tax-equivalent adjustment	334	382	413	423	424
Net interest income, tax-equivalent (A)	$55,093	55,038	54,191	54,832	53,785
Average earning assets (B)	$5,595,734	5,560,099	5,440,014	5,417,284	5,372,766
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.96%	3.93%	3.95%	4.06%	4.06%

Net interest income, tax-equivalent	$55,093	55,038	54,191	54,832	53,785
Loan discount accretion	1,841	1,501	1,324	1,730	1,419
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$53,252	53,537	52,867	53,102	52,366
Average earnings assets (B)	$5,595,734	5,560,099	5,440,014	5,417,284	5,372,766
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (A) / (B)	3.83%	3.82%	3.86%	3.93%	3.95%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At March 31, 2020, the Company had a remaining loan discount balance on acquired loans of $11.5 million compared to $16.1 million at March 31, 2019. At March 31, 2020, the Company had a remaining loan discount balance on SBA loans of $6.8 million compared to $6.2 million at March 31, 2019. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.